Exhibit 21.1

Subsidiaries of WaterBridge Infrastructure LLC
Name of Subsidiary	Jurisdiction of Organization
Arkoma Water Resources, LLC	Delaware
Desert Environmental LLC	Delaware
Desert Operating LLC	Delaware
Desert Reclamation LLC	Delaware
EVX Eagle Ford Partners, LLC	Delaware
EVX Land LLC	Delaware
EVX Operating LLC	Delaware
EVX South Texas SWD, LLC	Texas
Pecos Water LLC	Delaware
Permian Water LLC	Delaware
Safefill Pecos, LLC	Texas
Stateline Water, LLC	Oklahoma
WaterBridge Arkoma Operating, LLC	Oklahoma
WaterBridge Midstream Operating LLC	Delaware
WaterBridge Operating LLC	Delaware
WaterBridge Resources Delaware, LLC	Delaware
WaterBridge Resources Mid-Continent, LLC	Delaware
WaterBridge Stateline LLC	Delaware
WaterBridge Texas Midstream LLC	Texas
WaterBridge Texas Operating LLC	Delaware
WaterBridge Management Inc.	Delaware
WaterBridge Management Company LLC	Delaware
WBI G&D LLC	Delaware
WBI Operating LLC	Delaware